UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: July 02, 2004 (Date of earliest event reported)
TOTAL LUXURY GROUP, INC. (Exact name of registrant as specified in its charter)
Indiana (State or other jurisdiction of incorporation)	000-28497 (Commission File Number)	35-1504940 (IRS Employer Indentification Number)
	740 River Road, P.O. Box 568 Rumson, NJ (Address of principal executive offices)	07760 (Zip Code)
Registrant's telephone number, including area code: 732-842-5553

Item 5. Other Events and Regulation FD Disclosure Item 7. Financial Statements and Exhibits (c) Exhibits 99.1 Agreement between Total Luxury Group, Inc and Beth Bender, Inc.

BETH BENDER, Inc

&

Total Luxury Group, Inc.

AGREEMENT dated June 29, 2004 by and between Beth Bender, Inc. and Total Luxury Group, Inc.

WHEREAS, Total Luxury Group, Inc. has extended the conclusion and the closing of the purchase of certain assets of Beth Bender, Inc. This extension will be granted for an additional ninety (90) period.

WHEREAS, Both Parties agree that it would be in their best interest to proceed as such and will revisit the possibility of concluding the agreement to purchase certain assets of Beth Bender, Inc., based on the productivity and revenue of Beth Bender, Inc. during said 90 day period. If in 90 days, both parties agree that they will not conclude the previous asset purchase agreement dated March 17, 2004, the agreement between Total Luxury Group, Inc. & Beth Bender, Inc. will be rescinded.

Beth Bender, Inc. agrees to actively pursue all previous accounts, as well as all potential accounts who are new to Beth Bender, Inc. and are interested in carrying the line. In addition, Beth Bender, Inc. will resume business with Sales reps Laura Garlitos, John Messina, Michele Duivenvoorden, and Victoria Cianni.

Total Luxury Group, Inc. agrees to provide additional financing in the amount of $20,000 to Beth Bender, Inc.  This amount will be paid in full by cashiers check and is non-refundable. The 90-day period begins once agreement is signed by both parties and the funds become fully available. In addition to the $20,000, Total Luxury Group, Inc. has further agreed to finance any large quantity orders for companies such as HSN, Sephora, Sterling Grant Labs, Target, Walmart, and any stores not mentioned who have the potential to sell in mass, or are considered a chain. For these accounts Total Luxury Group, Inc. shall receive a percentage of sales. Amount to be determined prior to orders written. Should the demand of product exceed expectations, both parties will determine at that time whether additional funds are needed or whether the deal will conclude and funding resumed based on original agreement.

IN WITNESS WHEREOF, both parties thereunto duly authorized have executed and delivered this agreement as of the date written above.

By: Beth Bender	By: Sandy Masselli Jr.
Beth Bender, Inc.	Total Luxury Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 02, 2004	TOTAL LUXURY GROUP, INC. By: /s/ Sandy J. Masselli, Jr. Sandy J. Masselli, Jr. CEO, Chairman